Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Amy Hager
703.683.4313
Amy.Hager@icmobil.com

Intelli-Check - Mobilisa Announces Preliminary Results; Special Shareholders Conference Call Scheduled

Port Townsend, WA - July 14 2008: Intelli-Check - Mobilisa, Inc. (AMEX: IDN) will hold a shareholders conference call Tuesday, July 15, 2008 at 1:00 pm (EDT) to discuss the company’s excellent results for second quarter, position on intellectual property, sales increases, SEC S-3 and S-8 routine merger filings, insider buying, and other recent news.

Mr. Peter Mundy, IDN’s Chief Financial Officer stated “while our second quarter financial statements are being finalized and won’t be formally reported until August 12, we expect to report an increase in revenues in excess of 250% compared to the same quarter last year. After taking into account approximately $400,000 of non-cash expenses related to the merger with Mobilisa which are required by GAAP (Generally Accepted Accounting Principles), we expect that our loss for the quarter will be approximately one cent per share compared to a loss of nine cents per share in the same period last year. Cash and investments at the end of the quarter were approximately $1.9 million.”

“The entire management team is very upbeat about our recent accomplishments including the positive EBITDA in the second quarter,” stated Dr. Nelson Ludlow, IDN’s Chief Executive Officer. He added, “We welcome questions and look forward to sharing the good news with our investors.”

As previously announced, IDN will hold a quarterly earnings conference call on August 12 to formally discuss earnings and financials for the second quarter, ending June 30.

Interested parties may participate by dialing 877-407-8037 approximately 10 minutes before the scheduled beginning. International callers dial 201-689-8037. For those unable to participate in the live conference, a recording will be available for 48 hours after the call and can be accessed domestically by dialing 877-660-6853. For international callers, dial 201-612-7415, replay account number 327, passcode 291240.

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Intelli-Check - Mobilisa is a leading technology company in developing and marketing wireless technology and identity systems for various applications including: mobile and handheld wireless devices for the government, military and commercial markets.  Products include the Defense ID systems, an advanced ID card access control product that is currently protecting over 50 military and federal locations and ID-Check a technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 U.S. and Canadian jurisdictions to determine if the content and format are valid.

Safe Harbor Statement
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identity forward-looking statements. Our actual results may differ materially from the information presented here. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the SEC. We do not assume any obligation to update the forward-looking information.